Exhibit 10.4
Execution Version
FIRST AMENDMENT TO
AMENDED AND RESTATED MASTER SHELF AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED MASTER SHELF AGREEMENT (this “Amendment”) is made and entered into as of December 22, 2009, by and among SAIA, Inc., a Delaware corporation (the “Company”), The Prudential Insurance Company of America and the other holders of Notes (as defined in the Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).
WITNESSETH:
     WHEREAS, the Company and the Noteholders are parties to a certain Amended and Restated Master Shelf Agreement, dated as of June 26, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement), pursuant to which the Noteholders have purchased Notes from the Company; and
     WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Agreement, upon consummation of a Successful Stock Offering, and subject to the terms and conditions hereof, the Noteholders are willing to do so;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:
     1. Amendments.
     (a) Paragraph 2B. Paragraph 2B of the Agreement is amended by replacing such paragraph in its entirety with the following:
     2B. Increase in Interest Rate. Effective as of the First Amendment Date (but subject to the terms of paragraph 4A(iii)), the per annum stated interest rate on the outstanding Notes of each Series shall automatically be increased to 9.75% per annum commencing on the First Amendment Date and continuing thereafter until the Company has delivered to the holders of the Notes an Officer’s Certificate for the fiscal quarter ending June 30, 2011 or any fiscal quarter thereafter as required under paragraph 5A(iii) demonstrating that the Company is in compliance with the provisions of paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5), 6A(6), 6B(iv) and 6G hereof and certifying that no Default or Event of Default has occurred, at which time the per annum stated interest rate on the outstanding Notes of each Series shall automatically decrease to its original level prevailing immediately prior to the First Amendment Date.
     (b) Paragraph 4A(ii). Paragraph 4A(ii) of the Agreement is amended by adding the following at the end of such paragraph:

Notwithstanding the foregoing, no mandatory prepayment of the Notes shall be required under this paragraph 4A(ii) in connection with the reduction of the revolving credit commitments established pursuant to the Credit Agreement from $160,000,000 to $120,000,000 on the First Amendment Date.
     (c) Paragraph 4A(iii). Paragraph 4A of the Agreement is amended by adding the following as a new clause (iii) at the end of such Paragraph:
     (iii) Notwithstanding anything contained in this Agreement or any of the Notes, the Company will, no later than 15 days after the First Amendment Date, pay to the holders of the Notes $24,498,125.00 (the “First Amendment Payment”), which shall be applied to the principal and interest installments on all Notes otherwise due and payable on March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010. Upon timely receipt by the Noteholders of the First Amendment Payment, the principal and interest installments due and payable on the Notes on March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 shall be deemed to have been paid in full, and no Yield-Maintenance Amount shall be required in connection with such payment. Failure to pay the First Amendment Payment no later than 15 days after the First Amendment Date shall constitute an Event of Default.
     (d) Paragraph 5A. Paragraph 5A(iii) of the Agreement is amended by inserting “6A(6),” after the reference to “6A(5)”.
     (e) Paragraph 5C. Paragraph 5C of the Agreement is amended by replacing clauses (iii) and (iv) of such Paragraph in their entirety with the following:
     (iii) The Company will permit the holders of the Notes, at the reasonable request of the Required Holders, through the authorized agents and representatives of such holders (who need not be employees of such holders), to conduct periodic field audits of the Company and its Subsidiaries and to review its operations, books and records, credit policies, charge-off policies, collection procedures, methodology for eligibility calculations, and other matters relating to the value and maintenance of the accounts receivable and the Company’s financial reporting. Field audits will be conducted semi-annually. Additional field audits may be conducted at any time in the reasonable exercise of the sole discretion of the holders of the Notes. The Company will pay all reasonable costs and expenses actually incurred by the holders of the Notes in connection with each field audit; provided, however, that prior to the occurrence of any Default or Event of Default, the Company shall not be required to pay the costs of more than two field audits per year.
     (iv) The Company will permit the holders of the Notes, at the reasonable request of the Required Holders, to order and obtain desktop appraisals of the Company’s Rolling Stock (meaning appraisals of limited scope whereby the appraiser estimates the value of the Rolling Stock from his or her desk based on a current listing supplied to him or her, but without conducting a physical inspection of the Rolling Stock). Each desk-top appraisal shall be conducted by a qualified appraiser selected by the Required Holders and shall set forth the appraiser’s estimate of the Net Orderly Liquidation Value of the Company’s Rolling Stock. Desktop appraisals will be obtained semi-annually. Additional desktop appraisals may be conducted at any time in the reasonable exercise of the sole discretion of the holders of the Notes. The Company will pay all reasonable costs and expenses actually incurred by the holders of the Notes or the Collateral Agent in connection with each desktop appraisal; provided, however, that prior to the occurrence of any Default or Event of Default, the Company shall not be required to pay the costs of more than two desktop appraisals per year.
     (e) Paragraph 5Q. The Agreement is amended to add the following as a new Paragraph 5Q:
     5Q. Post Closing to First Amendment. The Company will comply with its obligation under Paragraph 3 of that certain First Amendment to Amended and Restated Master Shelf Agreement, dated as of December 21, 2009, among the Company and the holders of the Notes.
     (f) Paragraph 6A. Paragraph 6A of the Agreement is amended by replacing paragraphs 6A(1), 6A(2) and 6A(3) in their entirety with the following:
     6A(1) Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2009, for the four fiscal quarters then ended, to be less than the minimum required Fixed Charge Coverage Ratio set forth below.

Minimum Required Fixed
Period	Charge Coverage Ratio
December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011	1.00 to 1.00
June 30, 2011 and thereafter	1.10 to 1.00
     6A(2) Leverage Ratio. The Company will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2009, to be greater than the maximum permitted Leverage Ratio set forth below.

Maximum Permitted
Calculation Date	Leverage Ratio
December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011	4.25 to 1.00
June 30, 2011 and thereafter	3.25 to 1.00
     6A(3) Adjusted Leverage Ratio. The Company will not permit, as of the last day of any fiscal quarter, the Adjusted Leverage Ratio, calculated on a consolidated basis, to be greater than

Maximum Permitted
Calculation Date	Adjusted Leverage Ratio
December 31, 2009, March 31, 2010 and June 30, 2010	4.75 to 1.00
September 30, 2010, December 31, 2010 and March 31, 2011	5.00 to 1.00
June 30, 2011 and thereafter	3.75 to 1.00
     (g) Paragraph 6A. Paragraph 6A of the Agreement is further amended by adding the following as a new paragraph 6A(6):
     6A(6) Rental Expense. The Company shall not allow aggregate Rental Expense, determined as of the last day of each fiscal quarter for the twelve months then ending, beginning with the fiscal quarter ending December 31, 2009, and continuing through March 31, 2011, to exceed $19,000,000.
     (h) Paragraph 10B. Paragraph 10B of the Agreement is amended by replacing the definitions of “Adjusted Covenant Period”, “Default Rate”, “EBITDAR”, “Excess Cash on Hand” and “Net Cash Flow” in their entirety with the following:
     “Adjusted Covenant Period” shall mean the period commencing on the Effective Date and ending on March 31, 2011 (or such later date as the Company and the Required Holders may mutually establish).
     “Default Rate” shall mean, for any Series of Notes at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2% over the stated interest rate for such Series of Notes (giving effect to paragraph 2B) and (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York from time to time as its “base” or “prime” rate.
     “EBITDAR” shall mean, for any period, the sum of Net Income, plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Company and its Subsidiaries (ii) Interest Expense, (iii) provisions for depreciation and amortization and (iv) Rental Expense, excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, (c) any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of Acquisition, (d) any deferred credit representing the excess of equity in any such Subsidiary at the date of Acquisition over the cost of the investment in such Subsidiary, (e) any gains or losses from the acquisition of securities or the retirement or extinguishment of Indebtedness, (f) any gains on collections from the proceeds of insurance policies or settlements, (g) any restoration to income of any Contingency Reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (h) any income, gain or loss during such period from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments and (i) any interest of the Company or any Subsidiary in the undistributed earnings (but not losses) of any Person which is not a Subsidiary of the Company, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries. Furthermore, for all periods ending on or before March 31, 2011, EBITDAR shall also include (and shall be increased by the amount of) the net proceeds of a Successful Stock Offering.
     “Excess Cash on Hand” means, as of any date, the amount (but only if a positive number) by which total cash and cash equivalents (except for cash and cash equivalents encumbered by Liens or restrictions in favor of Persons other than the Collateral Agent) of the Company and its Subsidiaries on hand on such date exceeds the sum of the following:
(i)	$5,000,000; plus

(ii)	the total principal amount of all outstanding loans under the Credit Agreement on such date; plus

(iii)	for purposes of any financial ratios used in this Agreement for which “Excess Cash on Hand” is a component in the calculation thereof during the Adjusted Covenant Period (but not for purposes of calculating the Available Borrowing Base during the Adjusted Covenant Period), the total amount received by the Company in cash as net proceeds from a Successful Stock Offering.
     “Net Cash Flow” shall mean Adjusted EBITDAR less the sum of Rental Expense, cash taxes, Unfinanced Capital Expenditures, distributions (to the extent payment of such distributions was consented to by the Required Holders) and treasury stock purchases (to the extent permitted by paragraph 6N).
     “Total Debt Service” shall mean for any period the sum of (i) Interest Expense (whether or not scheduled interest payments are prepaid), (ii) scheduled principal payments on long-term debt (whether or not scheduled principal payments are prepaid) and (iii) Capital Lease payments.
     (i) Paragraph 10B. Paragraph 10B of the Agreement is amended by deleting the definition of “Maintenance Capital Expenditures” in its entirety.
     (j) Paragraph 10B. Paragraph 10B of the Agreement is further amended by adding the following definitions of “First Amendment Date”, “Successful Stock Offering” and “Unfinanced Capital Expenditures” in the appropriate alphabetical order:
     “First Amendment Date” means the date of consummation of a Successful Stock Offering.
     “Successful Stock Offering” means the closing and settlement of funds on or before February 16, 2010, of an offering of common stock of the Company resulting in cash proceeds to the Company, net of placement agent fees, in excess of $25,000,000. All references to the net proceeds of a Successful Stock Offering shall mean the total issuance proceeds, net of placement agent fees only.
     “Unfinanced Capital Expenditures” means Capital Expenditures by the Company and its Subsidiaries during a particular period of determination financed with funds other than the proceeds of loans under the Credit Agreement or with the proceeds of a Successful Stock Offering.
     (k) Exhibit B. Exhibit B to the Agreement is amended by replacing such Exhibit in its entirety with Exhibit B attached to this Amendment.
     2. Conditions to Effectiveness of this Amendment. This Amendment shall not become effective, or legally binding on the parties to the Agreement, and neither the Company nor the Noteholders shall have any rights under this Amendment, until (i) all fees due and payable in connection with the execution of this Amendment by the Noteholders pursuant to the terms of that certain letter agreement, dated as of December 14, 2009, among the Company, the Guarantor and the Noteholders (the “Fee Letter”) have been timely paid, (ii) the Noteholders shall have received reimbursement or payment of the costs and expenses of the Noteholders incurred in connection with this Amendment or the Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders), (iii) the

Company shall have entered into definitive stock purchase agreements for the issuance and sale of shares of its common stock which upon consummation would result in proceeds to the Company, net of placement agent fees, of more than $25,000,000 in the aggregate and shall have notified the Noteholders in writing thereof and (iv) the Noteholders shall have received each of the following documents, in form and substance satisfactory to the Noteholders:
     (a) this Amendment and the Fee Letter, duly executed by the Company, the Guarantor and the Noteholders;
     (b) a copy of that certain “First Amendment to Third Amended and Restated Credit Agreement”, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Bank Amendment”), duly executed by the Bank of Oklahoma, N.A., the requisite lenders under the Credit Agreement, the Guarantor and the Company.
Notwithstanding the foregoing, it is expressly understood and agreed that the modifications to the Agreement set forth in Section 1 of this Amendment shall become effective upon, and only upon, (i) the consummation of a Successful Stock Offering and (ii) the payment of all fees due and payable in connection with the consummation of such Successful Stock Offering pursuant to the terms of the Fee Letter.
     3. Post Closing Obligations.
     (a) The Company shall provide to the Noteholders copies of the stock purchase agreements referred to in clause 2(iii) above promptly after execution thereof.
     (b) Not later than 15 days after consummation of a Successful Stock Offering, the Company shall pay to the Bank of Oklahoma, N.A. the sum of $2,000,000, for the pro-rata benefit of all lenders under the Credit Agreement, in partial prepayment of and for application to the letter of credit fees that would otherwise be due and payable during 2010 under Section 2.2.4 of the Credit Agreement (it being understood that any remaining fees due under Section 2.2.4 of the Credit Agreement for 2010 will be paid during the fourth quarter of 2010).
     4. Representations and Warranties. To induce the Noteholders to enter into this Amendment, each of the Company and the Guarantor hereby represents and warrants that:
     (a) It is, and on the date of consummation of a Successful Stock Offering will be, a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, each of its Subsidiaries is, and on the date of consummation of a Successful Stock Offering will be, duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and each of the Company and its Subsidiaries has, and on the date of consummation of a Successful Stock Offering will have, the power to own its respective property and to carry on its respective business as now being conducted;
     (b) The execution, delivery and performance by the Company and the Guarantor of this Amendment and all other documents required under Section 2 above are, and on the date of consummation of a Successful Stock Offering will be, within the corporate powers of the Company and the Guarantor and have been duly authorized by all necessary corporate action;
     (c) Neither the execution nor delivery of this Amendment and all other documents required under Section 2 above, nor fulfillment of nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator of any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject;
     (d) Each of this Amendment and all other documents required under Section 2 above constitutes, and on the date of consummation of a Successful Stock Offering will constitute, the valid and binding obligation of the Company and its Subsidiaries party thereto, enforceable in accordance with its terms;
     (e) All representations and warranties set forth in paragraph 8 of the Agreement are true and correct in all material respects and will be true and correct upon consummation of a Successful Stock Offering, and no Default or Event of Default has occurred and is continuing nor will have occurred or being continuing upon consummation of a Successful Stock Offering;
     (f) After giving effect to the transactions contemplated herein and upon consummation of a Successful Stock Offering, (a) the fair value of the property of each Credit Party is greater than the total amount of liabilities, including contingent liabilities, of such Credit Party, (b) the present fair salable value of the assets of each Credit Party is not less than the amount that will be required to pay the probable liability of such Credit Party on its debts as they become absolute and matured, (c) no Credit Party intends to, nor does not any Credit Party believe that it will, incur debts or liabilities beyond Credit Party’s ability to pay such debts and liabilities as they mature, (d) such Credit Party is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Credit Party’s property would constitute an unreasonably small capital, and (e) each Credit Party is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business (the amount of contingent liabilities at any time computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).
     5. Reaffirmation and Acknowledgment. The Guarantor consents to the execution and delivery by the Company of this Amendment and ratifies and confirms the terms of the Guaranty Agreement with respect to the indebtedness now or hereafter outstanding under the Agreement as amended hereby and all promissory notes issued thereunder. The Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Company to the holders of the Notes or any other obligation of the Company, or any actions now or hereafter taken by the holders of the Notes with respect to any obligation of the Company, the Guaranty Agreement (i) is and shall continue to be a primary obligation of the Guarantor, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantor under the Guaranty Agreement.
     6. Effect of Amendment. Except as set forth expressly herein, all terms of the Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Agreement, nor constitute a waiver of any provision of the Agreement. From and after the date of the consummation of a Successful Stock Offering, all references to the Agreement shall mean the Agreement as modified by this Amendment. This Amendment shall constitute a Note Document for all purposes of the Agreement.
     7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.
     8. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Agreement or an accord and satisfaction in regard thereto.
     9. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto (whether or not a Successful Stock Offering is consummated).
     10. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
     11. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the Company, the Guarantor, the holders of the Notes and their respective successors, successors-in-titles, and assigns.
     12. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
     13. Consent of the Noteholders. The Noteholders acknowledge and consent to the execution, delivery and performance by the Company and the Guarantor of the Bank Amendment.

[Signature Pages To Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: SAIA, INC.
By:	/s/ James A. Darby
	Name:	James A. Darby
	Title:	Vice President-Finance

GUARANTOR: SAIA MOTOR FREIGHT LINE, LLC
By:	/s/ James A. Darby
	Name:	James A. Darby
	Title:	Vice President-Finance

NOTEHOLDERS: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ Robert Derrick
Vice President

PRUCO LIFE INSURANCE COMPANY
By:	/s/ Robert Derrick
Vice President

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:	/s/ Robert Derrick
Vice President

RELIASTAR LIFE INSURANCE COMPANY

Signature Page to First Amendment to Amended and Restated Master Shelf Agreement

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Robert Derrick
Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY (formerly Southland Life Insurance Company)
By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Robert Derrick
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By:	/s/ Robert Derrick
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ Robert Derrick
Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

Signature Page to First Amendment to Amended and Restated Master Shelf Agreement

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Robert Derrick
Vice President

UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY
By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ Robert Derrick
Vice President

ZURICH AMERICAN INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Robert Derrick
Vice President

Signature Page to First Amendment to Amended and Restated Master Shelf Agreement